SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


               Date of report (Date of earliest event reported)
                                 May 20, 2003


                          NATIONAL STEEL CORPORATION
 ----------------------------------------------------------------------------
              (Exact Name of Registrant as Specified in Charter)


         Delaware                      1-983                 25-0687210
     ---------------               ----------------        ---------------
 (State or Other Jurisdiction        (Commission           (IRS Employer
        of Incorporation)             File Number)         Identification No.)


4100 Edison Lakes Parkway, Mishawaka, IN                    46545-3440
----------------------------------------                    -----------
(Address of Principal Executive Office)                     (Zip Code)


Registrant's telephone number, including area code: 574-273-7000


                                      N/A
              ---------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)


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ITEM 5.  Other Events and Required Regulation FD Disclosure.

         On May 20, 2003, National Steel Corporation (the "Company") issued a press release announcing that it completed the sale of substantially all of its principal steelmaking and finishing assets and iron ore pellet operations to United States Steel Corporation. A copy of the press release is attached hereto as Exhibit 99.1.

         In connection with the closing of the sale, Messrs. Mineo Shimura and Hideji Endo have announced their resignation from the Company's board of directors, as anticipated, effective as of the close of business on May 21, 2003. The remaining members of the board of directors of the Company adopted a resolution praising the distinguished service of Messrs. Shimura and Endo and wishing them success in their future endeavors. Mr. Edsel D. Dunford has been elected to succeed Mr. Shimura as chairman of the Company's board of directors.

         Also in connection with the closing of the sale, on May 21, 2003, the employment of certain executives of the Company, including Mr. Shimura, the Company's Chief Executive Officer, was terminated. The board of directors appointed Mr. Kirk A. Sobecki as the Company's new President. Mr. Sobecki had been serving as Senior Vice President and Chief Financial Officer prior to the closing of the sale. The board of directors also appointed Mr. William E. McDonough as the Company's Vice President, Chief Financial Officer and Treasurer. Mr. McDonough had been serving as the Company's Vice President and Treasurer prior to the closing of the sale.

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c) Exhibits.

         Exhibit
         Number        Description
         -------       -----------

         99.1 Press Release issued by National Steel Corporation on May 20, 2003.

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                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: May 21, 2003                        NATIONAL STEEL CORPORATION
                                              Registrant


                                          By: /s/ Kirk A. Sobecki
                                              --------------------------
                                              Kirk A. Sobecki
                                              President
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                                 EXHIBIT INDEX

Exhibit
Number      Description
-------     -----------

99.1        Press Release issued by National Steel Corporation on May 20, 2003.

                                                                  Exhibit 99.1

[National Steel Logo]

4100 Edison Lakes Parkway
Mishawaka, IN 46545-3440

                                                  Contact:   Tammy Freeman
                                                             (574) 273-7558



             National Steel Completes Sale of Assets to U.S. Steel


Mishawaka, IN - May 20, 2003 - National Steel Corporation today announced that it completed the sale of substantially all of its principal steelmaking and finishing assets and iron ore pellet operations to United States Steel Corporation for an aggregate purchase price of approximately $1.05 billion, consisting of approximately $850 million in cash and the assumption of certain liabilities of approximately $200 million.

         The National Steel assets sold to U.S. Steel in the transaction include: facilities at National's two integrated steel plants, Great Lakes Steel, in Ecorse and River Rouge, Michigan, and Granite City Division in Granite City, Illinois; the Midwest finishing facility in Portage, Indiana; ProCoil, a steel-processing facility in Canton, Michigan; National Steel Pellet Company, which produces iron ore pellets; and various other subsidiaries and joint- venture interests, including National's interest in Double G Coatings, a hot- dip galvanizing and Galvalume(R) steel facility near Jackson, Mississippi.

         Mineo Shimura, chairman and chief executive officer of National Steel, said, "We are very pleased to be able to complete this transaction with U.S. Steel, which we believe is in the best interests of all National Steel stakeholders and will assure the delivery of the highest level of service to our customers, while creating opportunities for our employees and plant communities. We are actively at work with U.S. Steel to ensure a seamless transition."

         As previously announced, U.S. Steel reached a new labor agreement with the United Steelworkers of America covering the USWA-represented plants of U.S. Steel, including the facilities of National Steel sold to U.S. Steel.

         The transaction is expected to provide National Steel sufficient cash to satisfy all allowed administrative, priority and secured claims. National Steel intends to file a Chapter 11 plan of liquidation with the U.S. Bankruptcy Court for the Northern District of Illinois within 30 days of closing.